Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	June 1, 2004 - June 30, 2004
Payment Date	07/26/04

Aggregate Amount Collected for the Collection Period
Interest		$2,379,996.96
Principal Collections		$36,187,384.31
Substitution Amounts		$—
Aggregate Substitution Amounts		$—

Application of Collected Amounts

Applied in the following order of priority:			Factor per Thousand
(I) Enhancer Premium			$89,318.20
(ii) Noteholder’s Interest			$1,027,556.32	1.081638227
(iii) Principal Collections to Funding Account			$—
(iv) Excess Spread (during Revolving)			$—
(v) Excess Spread (during AP)			$1,263,122.44
(vi) Additional Balance Increase from Excess Spread (during MAP)			$—
(vii) Noteholder’s Principal Distribution			$20,799,618.87	21.89433565
(viii) Enhancer for Prior Draws			$—
(ix) Liquidation Loss Amount			$—
(x) Enhancer			$—
(xi) Interest Shortfalls			$—
(xii) Indenture Trustee			$—
(xiii) Certificates			$1,263,122.44

Balances			Factors per Original

Beginning Note Balance			$714,545,632.12	0.75215
Ending Note Balance			$693,746,013.25	0.73026
		Change	$20,799,618.87	0.02189

Beginning Excluded Amount			$—
Ending Excluded Amount			$—
		Change	$—

Beginning Pool Balance			$729,354,348.92	0.76774
Ending Pool Balance			$708,554,730.05	0.74585
		Change	$20,799,618.87	0.02189

Beginning Principal Balance			$729,354,348.92	0.83826
Ending Principal Balance			$708,554,730.05	0.81435
		Change	$20,799,618.87	0.02391

Additional Draws			$15,477,476.03
Beginning Additional Balance			$—
Additional Balance Increase (Draws less Payments less Funding)			$—
Ending Additional Balance Increase Amount			$—

Delinquencies	#		$

Two statement cycle dates:		14		$799,302.95
Three statement cycle dates:		8		$309,610.12
Four statement cycle dates:		2		$53,516.44
Five statement cycle dates:		2		$75,825.58
Six statement cycle dates:		2		$162,269.40
Seven + statement cycle dates:		2		$127,267.34
Foreclosures (included in aging above)		7		$343,941.24
REO		—		$—
Liquidation Loss Amount		3		$92,209.29
Aggregate Liquidation Loss Amount				$782,572.61	0.0824%
Other Information
Gross WAC for Collection Period				4.132%
Net WAC Rate for Collection Period				3.479%
Mortgage Loans Repurchased ( # / $ )		0		$—
Beginning Pre-funding Account Balance				$—
Beginning Funding Account Balance				$—
Beginning Capitalized Interest Account Balance				$—
Ending Pre-funding Account Balance				$—
Ending Capitalized Interest Account Balance				$—
Ending Funding Account Balance				$—
Overcollateralization Amount (Beginning)				$14,808,716.80
Overcollateralization Target				$14,539,536.74
Overcollateralization Amount (Ending)				$14,808,716.80
Certificate Balance				$—

Gross CPR (1 mo. Annualized)				45.785%
Net CPR (1 mo. Annualized)				29.333%
Draw Rate (1 mo. Annualized)				22.693%
WAM				209.04
AGE				23.73

Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(2,773,605.20)	Total Collected	$(36,187,384.31)
Servicing Fee	$303,897.65	Noteholders Principal	$20,799,618.87
Enhancer Premium	$89,318.20	Add’l Balance Increase	$—
Additional Balance Interest	$—	Net Draws	$15,477,476.03
Noteholders Interest	$1,027,556.32	Funding Account	$—
Liquidations	$89,710.59	Net	$89,710.59
Excess Interest	$1,263,122.44	Previous Funding	$—
Net	$—	Liquidations	$(89,710.59)
Interest Shortfall	$—	Difference	$(0.00)
		Deficiency Amount	$(0.00)
Wachovia Bank, National Association as Servicer